Exhibit 10.118

EXECUTION COPY

SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED
POOLING AND SERVICING AGREEMENT

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Amendment”), dated as of March 11, 2010, is among (i) U.S. Bank National Association, as Trustee (“Trustee”) of World Financial Network Credit Card Master Trust II (“Trust”), (ii) World Financial Network National Bank, a national banking association located in Ohio (“WFN”), successor in interest to Spirit of America, Inc., and (iii) WFN Credit Company, LLC, successor in interest to Charming Shoppes Receivables Corp., as Seller (“Seller”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Existing Agreement (defined below).

W I T N E S S E T H

WHEREAS, WFN, Seller and Trustee are parties to that certain Second Amended and Restated Pooling and Servicing Agreement, dated as of November 25, 1997 (as amended heretofore from time to time, the “Existing Agreement”);

WHEREAS, WFN is contemplating a merger with and into WFNNB Interim National Bank (the “Interim Bank”), an interim national banking association located in Delaware, with the resulting bank being a national banking association named World Financial Network National Bank and located in Delaware (the “Merger”);

WHEREAS, the parties hereto desire to amend the Existing Agreement in certain respects as set forth herein, with certain of such amendments taking effect upon consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.           Amendments to the Existing Agreement.

a)             Amendment to Section 1.1 of the Existing Agreement.

(i)             The following definitions in Section 1.1 of the Existing Agreement are hereby amended and restated in their entirety to read as follows or are hereby added and inserted in alphabetical order into Section 1.1 of the Existing Agreement, as applicable:

“Account” shall mean a revolving credit card account originated by or acquired by an Originator, in each case including, without limitation, accounts which have been written off as uncollectible, issued to an Obligor pursuant to a Cardholder Agreement between the Originator (or the Originator’s permitted successors and assigns) and any Person, which account is identified in each computer file or microfiche list delivered to the Trustee by the Servicer pursuant to Section 2.1 or which is an Additional Account.  The term Account shall include each “Renumbered Account”.  The term “Account” shall be deemed to refer to an Additional Account only from and after the Addition Date with respect thereto, and the term “Account” shall be deemed to refer to any Removed Account only prior to the Removal Date with respect thereto.

“Account Schedule” means a computer file or microfiche list containing a true and correct list of Accounts, identified by account number and setting forth the Receivable balance as of a specified date.

“Additional Account” means each revolving credit card account established pursuant to a Cardholder Agreement, which account is designated pursuant to Section 2.6 to be included as an Account, including all Automatic Additional Accounts and all Supplemental Accounts.

“Aggregate Minimum Seller Interest” means the greater of (i) the highest amount specified as the Minimum Seller Interest in any Certificate Series and (ii) zero.

“Approved Portfolio” means the Private Label Programs in which Accounts have been designated to the Trust as of February 28, 2010 and each other portfolio designated as an “Approved Portfolio” pursuant to Section 2.6(f).

“Automatic Additional Account” means each open end credit card account in any Approved Portfolio that is established pursuant to a Cardholder Agreement coming into existence after the later of February 28, 2010 and the Addition Cut Off Date relating to the first Addition Date on which Receivables from Accounts in the applicable portfolio are transferred to the Trust and, in either case, prior to the Automatic Addition Termination Date or an Automatic Addition Suspension Date, or subsequent to a Restart Date.  In addition, Accounts in an Approved Portfolio that were in existence, but were not Eligible Accounts, on the later of February 28, 2010 and the Addition Cut Off Date relating to the first Addition Date on which Receivables from Accounts in the applicable portfolio are transferred to the Trust but which, in either case, become Eligible Accounts prior to the Automatic Addition Termination Date or an Automatic Addition Suspension Date, or subsequent to a Restart Date, shall also be “Automatic Additional Accounts” and shall be deemed, for purposes of the definition of “Eligible Account” and Section 2.6(c), to have been created on the first day after the later of February 28, 2010 or the applicable Addition Cut Off Date on which they are Eligible Accounts.

“Automatic Addition Suspension Date” shall have the meaning specified in Section 2.6(c).

“Automatic Addition Termination Date” shall have the meaning specified in Section 2.6(c).

“Qualified Depository Institution” shall mean the Trustee or a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or the domestic branch of a foreign depository institution), with deposit insurance provided by the FDIC, the short-term deposits of which have an Approved Rating.

“Restart Date” shall have the meaning specified in Section 2.6(c).

“Supplemental Account” shall mean an Additional Account, other than an Automatic Additional Account.

(ii)            The “Business Day” definition in Section 1.1 of the Existing Agreement is hereby amended by deleting the words “Milford, Ohio” where it appears and substituting with the words “Wilmington, Delaware.”

(iii)          The “UCC” definition in Section 1.1 of the Existing Agreement is hereby amended (I) by deleting the word “Ohio” where it appears and substituting with the word “Delaware” and (II) by deleting the words “the Commonwealth of Pennsylvania,” where it appears.

(iv)          The “Eligible Account” definition in Section 1.1 of the Existing Agreement is hereby amended by adding a new clause (e) provided below and by renumbering the existing clauses (e) and (f) as clauses (f) and (g):

(e) which has not been identified as an account, the Obligor on which is the subject of a bankruptcy proceeding; provided, however, Eligible Accounts may include accounts as to which the Originator believes the related Obligor is bankrupt, so long as (1) the balance of all receivables included in such accounts is reflected on the books and records of the Originator (and is treated for purposes of the Transaction Documents) as “zero” and (2) charging privileges with respect to all such accounts have been canceled and are not reinstated.

(v)           The “Eligible Receivable” definition in Section 1.1 of the Existing Agreement is hereby amended by adding a new clause (e) provided below and by renumbering the existing clause (e) as clause (f):

(e)            which, at the time of its transfer to the Trust, is not subject to any right of rescission, setoff, counterclaim or any other defense of the Obligor (including the defense of usury), other than defenses arising out of Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or equity) or as to which Servicer makes an adjustment pursuant to Section 4.3(d); and

(vi)          Section 1.1 of the Existing Agreement are hereby amended by deleting the definitions of “BIF”, “Depository Bank”, “Depository Bank Agreement”, “Initial Depository Account” and “SAIF”.

(b)           Section 2.1 of the Existing Agreement is hereby amended by

(i)            adding at the end of the third paragraph of Section 2.1 the following sentences:

On and after March 1, 2010, Seller agrees, at its own expense, (i) on or prior to (x) the Automatic Addition Termination Date or any Automatic Addition Suspension Date, or subsequent Restart Date, in the case of the Accounts designated pursuant hereto prior to such date, (y) the applicable Addition Date, in the case of Supplemental Accounts and (z) the applicable Removal Date, in the case of Removed Accounts, to indicate in the appropriate computer files that Receivables created (or reassigned, in the case of Removed Accounts) in connection with the Accounts owned by the Originator have been conveyed to the Trust pursuant to this Agreement (or conveyed to Seller or its designee in accordance with Section 2.7, in the case of Removed Accounts) by including in such computer files the code identifying each such Account (or, in the case of Removed Accounts, either including such a code identifying the Removed Accounts only if the removal occurs prior to the Automatic Addition Termination Date or an Automatic Addition Suspension Date, or subsequent to a Restart Date, or deleting such code thereafter) and (ii) by the Determination Date next following the date referred to in clause (i)(x), by the Determination Date following any Due Period in which Automatic Additional Accounts are designated to the Trust or within five Business Days of the date referred to in clause (i)(y) or (z), as applicable, to deliver to the Trust an Account Schedule, specifying for each such Account, as of the Automatic Addition Termination Date, the Automatic Addition Suspension Date or Restart Date, in the case of clause (i)(x), the end of the prior Due Period in the case of any such Account Schedule relating to Automatic Additional Accounts designated during such Due Period, the applicable Addition Cut Off Date, in the case of Supplemental Accounts and the Removal Date, in the case of Removed Accounts, its account number and, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account.  Each Account Schedule shall supplement Schedule 1 to this Agreement and is hereby incorporated into and made a part of this Agreement.  Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, Seller further agrees not to alter such code during the remaining term of this Agreement unless and until (x) such Account becomes a Removed Account, (y) a Restart Date has occurred on which Seller starts including Automatic Additional Accounts as Accounts or (z) Seller shall have delivered to Issuer at least 30 days’ prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the interest of the Trust in the Receivables and the other Trust Assets to continue to be perfected with the priority required by this Agreement.

(ii)            adding at the end of Section 2.1 the following paragraph:

Solely as between Seller, on one hand, and Trustee, for the benefit of the Certificateholders, on the other hand, as of March 11, 2010, Seller agrees that (a) all representations and warranties made by Seller’s predecessor in interest under this Agreement (as in effect at the time) shall be deemed to have been made by Seller on the date actually made by such predecessor in interest, (b) Seller shall be responsible for any breaches of such representations and warranties as well as breaches of covenants of such predecessor under this Agreement (as in effect at the time) for purposes of any applicable repurchase, indemnity or other remedies under this Agreement and (c) all representations and warranties made by Seller as to any Receivable being free and clear of Liens shall be deemed to include a representation and warranty that such Receivable is free and clear of Liens of any Person claiming through or under such predecessor or any of its Affiliates, notwithstanding any limiting language appearing in such representation and warranty.

(c)           Section 2.3(i) is hereby amended by removing the words “(or in the case of an Additional Account, the applicable Addition Cut Off Date)” and by adding at the end of Section 2.3(i) the following sentences:

On the date of its creation or, if later, the Addition Date, with respect to each Automatic Additional Account and, on the applicable Addition Cut Off Date, with respect to each Supplemental Account, each such Account is an Eligible Account and no selection procedures adverse to the Investor Certificateholders or Receivables Purchasers have been employed by the Seller in selecting the Accounts from among the Eligible Accounts of the Originator.

(d)           Section 2.4(a) is hereby amended by amending and restating clause (vi) thereof in its entirety to read as follows:

(vi)           As of the Initial Cut Off Date, Schedule 1 to this Agreement, is an accurate and complete listing in all material respects of all the Accounts, and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of the Initial Cut Off Date, and as of the Initial Cut Off Date, the aggregate amount of Receivables in all the Accounts was $45,431,401 of which $45,431,401 were Principal Receivables.  As of the date any Account Schedule is delivered pursuant to Section 2.1 in connection with the addition of Accounts, such Account Schedule, is an accurate and complete listing in all material respects of the related Accounts, and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of such specified date.

(e)           Amendments to Sections 2.6 of the Existing Agreement.

(i)            Sections 2.6(b) and (c) of the Existing Agreement are hereby amended in their entirety to read as follows:

(b)           Permitted Additions.  The Seller may from time to time, at its sole discretion, subject to the conditions described in Subsection 2.6(d), designate additional Eligible Accounts to be included as Accounts as of the applicable Addition Date; provided that the requirement in clause (vi) of Subsection 2.6(d) shall only apply if such addition of Accounts would cause any of the limitations described in clauses (i) through (iv) of the second paragraph of Subsection 2.6(c) to be exceeded.

(c)           Automatic Additional Accounts.  Subject to the limitations specified below in this Section 2.6(c), the applicable conditions specified in subsection 2.6(d) and to any further limitations specified in any Supplement, Automatic Additional Accounts shall be included as Accounts from and after the date upon which they are created, and all Receivables in Automatic Additional Accounts purchased by the Seller pursuant to the Purchase Agreement, whether such Receivables are then existing or thereafter created, shall be transferred automatically to the Trust upon their creation.  For all purposes of this Agreement, all receivables relating to Automatic Additional Accounts shall be treated as Receivables upon their creation and shall be subject to the eligibility criteria specified in the definitions of “Eligible Receivable” and “Eligible Account.”  The Seller may elect at any time to terminate the inclusion in Accounts of new accounts which would otherwise be Automatic Additional Accounts as of any Business Day (the “Automatic Addition Termination Date”), or suspend any such inclusion as of any Business Day (an “Automatic Addition Suspension Date”) until a date (the “Restart Date”) to be notified in writing by the Seller to the Trust by delivering to the Trustee, Servicer and each Rating Agency prior written notice of such election at least 10 days prior to such Automatic Addition Termination Date, Automatic Addition Suspension Date or Restart Date, as the case may be.  Promptly after any of an Automatic Addition Termination Date, an Automatic Addition Suspension Date and a Restart Date, the Seller agrees to authorize, record and file (and the Trustee authorizes the Seller to record and file) at the Seller’s own expense such amendment to the financing statements referred to in Section 2.1 as may be necessary to specify the accounts then subject to this Agreement (which specification may incorporate a list of accounts by reference) and, except in connection with any such filing made after a Restart Date, to release any security interest in any accounts created after the Automatic Addition Termination Date or Automatic Addition Suspension Date.

In addition, unless the Rating Agency Condition has been satisfied, no new accounts that would otherwise be Automatic Additional Accounts shall be treated as such if:

(i)             the aggregate balance of Receivables in Automatic Additional Accounts, plus the aggregate balance of Receivables in Supplemental Accounts added without satisfaction of the Rating Agency Condition, in each case designated during the twelve month (or shorter) period beginning on the first day of the calendar year in which such addition would occur would exceed 15% of the aggregate balance of Receivables determined as of the first day of such calendar year; or

(ii)            the aggregate balance of Receivables in Automatic Additional Accounts, plus the aggregate balance of Receivables in Supplemental Accounts added without satisfaction of the Rating Agency Condition, in each case designated during any calendar quarter commencing in January, April, July and October of each calendar year would exceed 10% of the aggregate balance of Receivables determined as of the first day of the calendar year during which such calendar quarter commences; or

(iii)           the number of Automatic Additional Accounts, plus the number of Supplemental Accounts added without satisfaction of the Rating Agency Condition, in each case designated during a twelve month (or shorter) period beginning on the first day of the calendar year in which such addition would occur would exceed 15% of the number of Accounts determined as of the first day of such calendar year; or

(iv)           the number of Automatic Additional Accounts, plus the number of Supplemental Accounts added without satisfaction of the Rating Agency Condition, in each case designated in any calendar quarter commencing in January, April, July and October would exceed 10% of the number of Accounts determined as of the first day of the calendar year during which such calendar quarter commences.

The Seller may from time to time, at its sole discretion, subject to the limitations described in the preceding clauses (i) through (iv) and the conditions described in Subsection 2.6(d), designate additional Eligible Accounts to be included as Supplemental Accounts as of the applicable Addition Date.

Notwithstanding anything to the contrary in Subsection 2.6(d), with respect to the addition of Automatic Additional Accounts, the conditions in clauses (vii) and (viii) of Subsection 2.6(d) are required to be satisfied by the Determination Date following the last day of the Due Period in which such Automatic Additional Accounts are designated.

(ii)           Section 2.6(d) is hereby amended by deleting the words “clauses (i) and (vi)” and substituting with the words “clauses (i), (ii) and (vi)” therefor and by amending clauses (iv) and (v) thereof in their entirety to read as follows:

(iv)          the Seller shall represent and warrant that, as of the Addition Date, this Agreement, together with the related Assignment, if any, constitutes either (x) a valid sale to the Trust of all right, title and interest of the Seller in and to the Receivables then existing and thereafter created from time to time in the Additional Accounts until the termination of the Trust, all monies due or to become due with respect thereto, all Collections, all Recoveries, all rights, remedies, powers and privileges with respect to the Receivables, and all proceeds of the foregoing and such property will be held by the Trust free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates, or (y) a grant of a security interest (as defined in the UCC as in effect in any applicable jurisdiction) in such property to the Trust, which is enforceable with respect to then existing Receivables in the Additional Accounts, all monies due or to become due with respect thereto, all Collections, all Recoveries, and all proceeds of the foregoing, upon the Conveyance of such Receivables to the Trust, and which will be enforceable with respect to the Receivables thereafter created from time to time in respect of Additional Accounts conveyed on such Addition Date until the termination of the Trust, all monies due or to become due with respect thereto,  all Collections, all Recoveries, all rights, remedies, powers and privileges with respect to the Receivables, and all proceeds of the foregoing upon such creation; and (z) if this Agreement, together with the related Assignment, if any, constitutes the grant of a security interest to the Trust in such property, upon the filing of financing statements as described in Section 2.1 with respect to such Additional Accounts and the Receivables thereafter created from time to time in such Additional Accounts until the termination of the Trust, monies due or to become due with respect thereto, all Collections, all Recoveries, all rights, remedies, powers and privileges with respect to the Receivables, and proceeds of the foregoing, upon the creation of such property, the Trust shall have a first priority perfected security interest in such property (subject to Section 9-306 of the UCC as in effect in any applicable jurisdiction), free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates;

(v)           the Seller shall represent and warrant that (x) in the case of each Supplemental Account, each Supplemental Account is, as of the Addition Cut Off Date, an Eligible Account, and each Receivable then existing in such Additional Account is, as of the Addition Cut Off Date, an Eligible Receivable and (y) in the case of each Automatic Additional Account, each Automatic Additional Account is, as of the date of its creation, or, if later, the related Addition Date, an Eligible Account, and each Receivable then existing in such Automatic Additional Account is, as of such date, an Eligible Receivable;

(iii)           The following Section 2.6(f) is hereby added to Section 2.6 of the Existing Agreement:

(f)            Additional Approved Portfolios.  The Seller may from time to time designate additional portfolios of accounts as “Approved Portfolios.”  The Seller agrees that prior to any transfer of Receivables from Automatic Additional Accounts arising in a portfolio that is designated as an Approved Portfolio pursuant to the immediately preceding sentence the Seller shall satisfy the following requirements:

(i)             on or before the tenth Business Day prior to the Addition Date, the Seller shall give the Trustee, each Rating Agency and Servicer written notice that such Automatic Additional Accounts will be included;

(ii)            on or before the Addition Date, the Seller shall have delivered to the Trustee a written Assignment (including an acceptance by the Trustee) substantially in the form of Exhibit B (with appropriate modifications) and the Originator shall have indicated in its computer files that the Receivables created in connection with the Automatic Additional Accounts have been transferred to the Trust;

(iii)           the Seller shall represent and warrant that (x) each Automatic Additional Account is, as of the Addition Date, an Eligible Account, and each Receivable in such Automatic Additional Account is, as of the Addition Date, an Eligible Receivable and (y) as of the Addition Date, the Seller is not insolvent;

(iv)           the Seller shall represent and warrant that, as of the Addition Date, the Assignment constitutes either (x) a valid transfer and assignment to the Trust of all right, title and interest of the Seller in and to the Receivables then existing and thereafter created in the Automatic Additional Accounts, and all proceeds of such Receivables and Insurance Proceeds relating thereto and such Receivables and all proceeds thereof and Insurance Proceeds and Recoveries relating thereto will be held by the Trust free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates, except for Liens permitted under Section 2.5(b) or (y) a grant of a security interest in such property to the Trust, which is enforceable with respect to then existing Receivables in the Automatic Additional Accounts, the proceeds thereof and Insurance Proceeds and Recoveries relating thereto upon the conveyance of such Receivables to the Trust, and which will be enforceable with respect to the Receivables thereafter created in respect of Automatic Additional Accounts conveyed on such Addition Date, the proceeds thereof and Insurance Proceeds and Recoveries relating thereto upon such creation; and (z) if the Assignment constitutes the grant of a security interest to the Trust in such property, upon the filing of a financing statement as described in Section 2.1 with respect to such Automatic Additional Accounts and in the case of the Receivables thereafter created in such Automatic Additional Accounts and the proceeds thereof, and Insurance Proceeds and Recoveries relating thereto, upon such creation, the Trust shall have a first priority perfected security interest in such property (subject to Section 9-306 of the UCC), except for Liens permitted under Section 2.5(b); and

(v)           the Seller shall deliver an Officer’s Certificate to Trustee confirming the items set forth in clause (iii).

(f)            Section 2.7 of the Existing Agreement is hereby amended by adding a new clause (d) as follows:

(d)           Treatment of Defaulted Receivables. In addition to the foregoing, on the date when any Receivable in an Account is charged off as uncollectible, the Trust shall automatically and without further action be deemed to sell, transfer, set over and otherwise convey to the Seller, without recourse, representation or warranty, all right, title and interest of the Trust in and to the Receivables in such Account, all monies and amounts due or to become due with respect thereto and all proceeds thereof. The purchase price for the receivables conveyed during any monthly period pursuant to this Section 2.7(d) shall equal the amount of Recoveries on all Receivables previously charged off as uncollectible received by the Seller during such Monthly Period, including any proceeds received by the Seller from the sale of such Receivables, and all such Recoveries shall be deposited into the Collection Account as provided in this Agreement.

(g)           Section 3.3 is hereby amended by deleting clause (l) thereof.

(h)           The fifth sentence of Section 4.2(a) is hereby amended and restated in its entirety as follows:

Collections shall be deposited in the Collection Account as specified in Section 4.3(a).

(i)            Amendments to Section 4.3 of the Existing Agreement.

(i)             Section 4.3(a) of the Existing Agreement is hereby amended and restated in its entirety as follows:

(a)            Collections.  The Seller and the Servicer hereby agree:  (i) (A) to cause all Collections (other than Store Payments) which may be sent by Obligors to be delivered to the Administrative Servicer; and (B) to cause the Administrative Servicer to deposit all such Collections into the Collection Account within two Business Days of receipt by the Administrative Servicer; and (ii) to cause all Store Payments to be deposited into the Collection Account within two Business Days of receipt of such payments at a Store.

The Servicer hereby agrees not to deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections of Receivables.  The Seller and Servicer agree to clearly and unambiguously identify each Account (including any Additional Account designated pursuant to Section 2.6) in its computer or other records to reflect that an interest in the Receivables arising in such Account has been sold pursuant to this Agreement and any Receivables Purchase Agreements and shall, prior to the sale or transfer to a third party of any Receivable held in its custody, examine its computer and other records to determine that an interest in such Receivable has not been sold.

(ii)           Section 4.3(b) is hereby amended by deleting the words “or the Initial Depository Account” where they appear in Section 4.3(b).

(j)             Section 12.5 of the Existing Agreement is hereby deleted in its entirety.

SECTION 2.           Effectiveness.  i) The amendments set forth in Sections 1(a)(i), 1(a)(iv) through 1(a)(vi) and 1(b) through 1(j) of this Amendment shall become effective on March 1, 2010; upon (i) receipt by each of the parties hereto of counterparts duly executed and delivered by each of the parties hereto and (ii) satisfaction of each of the conditions precedent described in Section 13.1(a) of the Pooling Agreement.

(a)  Following the effectiveness of the amendments described in Sections 1(a)(i), 1(a)(iv) through 1(a)(vi) and 1(b) through 1(j) of this Amendment, the amendments set forth in Sections 1(a)(ii) and 1(a)(iii) shall become effective upon the consummation of the Merger.

SECTION 3.           Governing Law.   THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 4.           Severability.  Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 5.           Ratification of the Existing Agreement.  From and after the date hereof, each reference in the Existing Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and references to the Existing Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith, shall, in each case, mean and be a reference to the Existing Agreement as amended hereby.  Except as otherwise amended by this Amendment, the Existing Agreement shall continue in full force and effect and is hereby ratified and confirmed.

SECTION 6.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized officers as of the date and year first written.

WFN CREDIT COMPANY, LLC, as Seller

By:	/s/ Daniel T. Groomes
Name:	Daniel T. Groomes
Title:	President

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as the
Trustee

By:	/s/ Tamara Schultz-Fugh
Name:	Tamara Schultz-Fugh
Title:	Vice President

WORLD FINANCIAL NETWORK NATIONAL BANK

By:	/s/ Ronald C. Reed
Name:	Ronald C. Reed
Title:	Treasurer

S-1	Seventh Amendment to Second Amended and Restated Pooling and Servicing Agreement